AMENDMENT OF CUSTODIAN AGREEMENT

THIS AMENDMENT OF CUSTODIAN AGREEMENT (the “Amendment”) is made this 18 day of July, 2005, by and between STRATUS Fund, Inc. (the “Fund”) and Union Bank & Trust Company (“Union Bank”).

Recitals

A.        The Fund and Union Bank (the “Parties”) entered into that certain Custodian Agreement (the “Contract”) dated May 1, 1994, pursuant to which Union Bank agreed to serve as custodian of the securities and cash of the Fund.

B.        The Parties now desire to amend the Contract on the terms and conditions set forth in this Amendment.

C.	This Amendment is the first amendment to the Contract.

Amendments

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.         The last sentence of the first paragraph of Section 3 of the Agreement is amended to read as follows:

Notwithstanding any other provision of this Agreement, the parties agree that the Custodian shall be authorized in the performance of its duties hereunder to deposit all or any part of the securities owned by the Fund in the Federal Reserve/ U.S. Treasury book entry system, The Depository Trust Company or any other qualified securities depository as described in Rule 17f-4 under the Investment Company Act of 1940, as hereafter amended or supplemented.

2.	The second paragraph of Section 3 of the Contract is amended to read as follows:

The Custodian is further specifically authorized to enter into a sub-custodian agreement with Fifth Third Bank for the holding of the Fund’s securities, provided that the Custodian shall be subject at all times to the terms and conditions of this Agreement.

3.         Except as specifically modified in this Amendment, the terms, conditions and provisions of the Custodian Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the day and year first above written.

STRATUS Fund, Inc.	Union Bank & Trust Company

By:_/s/Jeffrey Jewell	By: /s/ Jon Gross